Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 117 to the Registration Statement on Form N–1A of Variable Insurance Products Fund IV: VIP Health Care Portfolio of our report dated February 13, 2019 relating to the financial statements and financial highlights included in the December 31, 2018 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts March 29, 2019